Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, Va. 20190
(703) 390-5100
Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NII Holdings Announces Pricing of Senior Notes
     RESTON, VA — March 24, 2011 — NII Holdings, Inc. (Nasdaq: NIHD) today announced the pricing of the offering, through its wholly owned subsidiary NII Capital Corp., of $750 million principal amount of 7.625% Senior Notes due 2021. The issue price to the public is 100% of the principal amount of the notes. The size of the offering was increased from the previously announced $500 million to $750 million. The sale of the notes is expected to close on or about March 29, 2011. The notes will be issued by NII Capital Corp. and guaranteed by NII Holdings and certain of NII Holdings’ other United States subsidiaries.
     Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the notes offering.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. A registration statement on Form S-3, File No. 333-173029, relating to the notes has been filed with the Securities and Exchange Commission (“SEC”) and became effective upon filing. The offering will be made only by means of a prospectus. A copy of the prospectus for the offering may be obtained from the SEC’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus upon request to Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, fax: (212) 902-9316, email: prospectus-ny@ny.email.gs.com.
About NII Holdings
     NII Holdings a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings has operations in Mexico, Brazil, Argentina, Peru and Chile offering a fully integrated wireless communications tool with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio feature.

Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission. There is no assurance that NII Holdings, Inc. will complete the sale of the notes.
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